Exhibit 99.1

BOOZ ALLEN HAMILTON ANNOUNCES

SECOND QUARTER FISCAL 2012 RESULTS

Revenue increased 4.5 percent, to $1.43 billion

Adjusted EBITDA increased by 13 percent, to $114.5 million

Adjusted Diluted Earnings per Share increased by 44 percent, to 36 cents per share

Total backlog increased 16.4 percent, to a record $12.86 billion

McLean, Virginia; November 3, 2011 – Booz Allen Hamilton Holding Corporation (NYSE:BAH), the parent company of management and technology consulting firm Booz Allen Hamilton Inc., today announced preliminary results for the second quarter of its fiscal 2012 with solid growth over the comparable prior year period. Booz Allen also reported backlog at a record level of $12.86 billion as of September 30, 2011. Booz Allen’s fiscal year runs from April 1 to March 31, with the second quarter of fiscal 2012 ending September 30, 2011.

Revenue in the second quarter of fiscal 2012 was $1.43 billion, compared with $1.37 billion in the prior year period, an increase of 4.5 percent. Booz Allen continued to grow revenue organically across all major markets.

Net income increased to $75.3 million from $14.8 million in the prior year period and Adjusted Net Income increased to $50.6 million from $30.1 million in the prior year period. Diluted Earnings per Share (EPS) and Adjusted Diluted EPS in the second quarter of fiscal 2012 were $0.53 and $0.36, respectively, compared with $0.12 and $0.25 in the prior year period.

Ralph W. Shrader, Booz Allen’s Chairman, Chief Executive Officer, and President, said, “We continued to grow revenue across our federal government business, which serves our civil, defense, and intelligence markets, during the second quarter of fiscal 2012 despite challenging conditions in those markets. Our record backlog of $12.86 billion – and our position supporting key programs related to government efficiency, cyber, and health – give us confidence for the future. Booz Allen’s portfolio, already well-situated in these growth areas of the federal market, is becoming more diverse as we continue to implement our strategic expansion in commercial and international markets that began with the expiration of our non-compete agreement on July 31, 2011.

“Booz Allen is different from its competitors in many ways. Our focus is helping clients succeed in their core mission and in improving enterprise effectiveness and efficiency which is so important in lean budget environments. Our single P&L structure and collaborative culture make us agile and able to move leaders and resources to growth markets. From a capital management standpoint, Booz Allen has a strong cash position that gives us stability and flexibility in how we operate our business and create value for shareholders.” Shrader said.

Financial Review

Second Quarter 2012 — Booz Allen’s 4.5 percent increase in revenue in the second quarter of fiscal 2012 over the prior year period was primarily the result of the deployment of additional consulting staff against funded backlog under existing contracts and funded backlog under new contracts in all markets, and a related increase in billable expenses.

In the second quarter of fiscal 2012, operating income increased to $93.7 million from $71.9 million in the prior year period and Adjusted Operating Income increased to $100.0 million compared to $88.9 million in the prior year period. The improvement in operating income was driven by the continued growth in revenue, increased profitability resulting from decreases in incentive and stock-based compensation costs, lower amortization of intangible assets, a shift in contract mix to more fixed-price contracts, as well as improved profitability on subcontractor arrangements. The profitability increases were partially offset by a significant investment in business development costs leading up to the end of the government’s fiscal year (September 30) as well as unbillable staff compensation cost incurred in advance of demand.

Adjusted EBITDA increased 13.0 percent to $114.5 million in the second quarter of fiscal 2012 compared with $101.3 million in the prior year period, for the reasons cited above which drove the corresponding increase in operating income.

Net income increased to $75.3 million from $14.8 million in the prior year period and Adjusted Net Income increased to $50.6 million from $30.1 million in the prior year period. The increase in net income was driven by the increase in operating income, as well as a decrease in interest costs, the gain from the sale of the state and local transportation business in July 2011, and the release of certain income tax reserves. In the second quarter of fiscal 2012, diluted EPS increased to $0.53 per share from $0.12 per share in the prior year period, while Adjusted Diluted EPS increased to $0.36 per share from $0.25 per share in the prior year period.

Free Cash Flow was $97.2 million in the second quarter of fiscal 2012, compared to $138.1 million in the prior year period. The primary driver of this change was higher federal taxes paid this year principally due to the anticipation that taxable income will exceed the maximum annual available tax benefits from net operating losses that had previously been carried forward. Booz Allen continued to generate cash through strong receivables collections as evidenced by an average Days Sales Outstanding (DSO) for the second quarter of fiscal 2012 of 68 days.

Total backlog as of September 30, 2011 was $12.86 billion, compared with $11.05 billion as of September 30, 2010, an increase of 16.4 percent. Funded backlog was $3.44 billion as of September 30, 2011, compared to $3.12 billion as of September 30, 2010. Unfunded backlog increased to $3.35 billion as of September 30, 2011 compared with $2.85 billion as of September 30, 2010. Priced options under existing contracts in the second quarter of fiscal 2012 increased by nearly 20 percent compared to the prior year period.

Second Half 2012 – Booz Allen’s cumulative performance for the first and second quarters of fiscal 2012, driven by the same factors discussed above, has resulted in revenue of $2.88 billion for the six months ended September 30, 2011 compared to $2.71 billion for the prior year period, an increase of 6.2 percent. Net income for the first half of fiscal 2012 was $126.5 million compared to $43.0 million for the prior year period, and Adjusted Net Income for the first half of fiscal 2012 was $108.6 million compared to $71.8 million. Adjusted EBITDA for the first half of fiscal 2012 was $237.4 million compared to $222.9 million in the prior year period. Diluted EPS for the first half of fiscal 2012 was $0.90 per share and Adjusted Diluted EPS was $0.77 per share, compared with $0.35 and $0.59 per share, respectively, for the first six months of fiscal 2011.

Net cash provided by operating activities increased to $177.1 million for the first half of fiscal 2012 from $170.9 million in the first half of fiscal 2011, while Free Cash Flow increased to $133.5 million compared to $131.9 million for the comparable period. As discussed above, Free Cash Flow was affected by an increase in tax payments of approximately $47.4 million in the six months ended September 30, 2011 compared to the prior year. As a result of the refinancing of our credit facilities in February 2011 which resulted in a reduction in outstanding debt and lower interest rates, Booz Allen realized a reduction in interest expense of $54.7 million in the six months ended September 30, 2011 compared to the prior year period.

Financial Outlook

Booz Allen continues to forecast revenue growth and margin improvements, with higher growth rates expected overall for the second half of the year including a ramp up expected into the fourth quarter as we deploy staff against recent contract awards. This also reflects our current expectations for continued growth despite the challenging federal budget environment. Funding patterns have generally shifted later into the fiscal year as a result of the repeated use of Continuing Resolutions to fund government contracting in the first half of the year.

We are increasing our diluted EPS guidance, which is now expected to be in the range of $1.56 to $1.66 per share, and we are re-affirming our guidance for Adjusted Diluted EPS, which is expected to be in the range of $1.55 to $1.65 per share. The increase to the diluted EPS forecast reflects the gain from the sale of our state and local transportation business in July 2011 and the release of certain income tax reserves; these non-recurring items are excluded from our calculation of Adjusted Diluted EPS. Overall, our EPS outlook reflects expectations that bottom-line performance will continue to benefit from reduced interest expense and an improvement in operating margins.

These EPS estimates are based on fiscal year 2012 estimated average diluted shares outstanding of approximately 140.6 million shares.

Conference Call Information

Booz Allen will host a conference call at 10:30 a.m. EDT on Thursday, November 3, 2011, to discuss the financial results for its second quarter of fiscal 2012. Analysts and institutional investors may participate on the call by dialing 800-299-0148 (international 617-801-9711) and entering passcode 88480760. The conference call will be webcast simultaneously to the public through a link on the investor relations section of the Booz Allen Hamilton web site at www.boozallen.com. A replay of the conference call will be available online at www.boozallen.com beginning at 1:30 p.m. EDT on November 3, 2011, and continuing until December 3, 2011. The replay will also be available by telephone at 888-286-8010 (international 617-801-6888) with the passcode 11500549.

About Booz Allen Hamilton

Booz Allen Hamilton is a leading provider of management and technology consulting services to the U.S. government in defense, intelligence, and civil markets, and to major corporations, institutions, and not-for-profit organizations. Booz Allen is headquartered in McLean, Virginia, employs more than 25,000 people, and had revenue of $5.59 billion for the fiscal year ended March 31, 2011 (NYSE: BAH).

CONTACT: Media Relations — Marie Lerch 703-902-5559; James Fisher 703-377-7595 Investor Relations – Curt Riggle 703-377-5332.

Non-GAAP Financial Information

“Adjusted Operating Income” represents Operating Income before (i) certain stock option-based and other equity-based compensation expenses, (ii) adjustments related to the amortization of intangible assets, and (iii) any extraordinary, unusual, or non-recurring items. Booz Allen prepares Adjusted Operating Income to eliminate the impact of items it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary or non-recurring nature or because they result from an event of a similar nature.

“Adjusted EBITDA” represents net income before income taxes, net interest and other expense and depreciation and amortization and before certain other items, including: (i) certain stock option-based and other equity-based compensation expenses, (ii) transaction costs, fees, losses, and expenses, including fees associated with debt prepayments, and (iii) any extraordinary, unusual or non-recurring items. Booz Allen prepares Adjusted EBITDA to eliminate the impact of items it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary or non-recurring nature or because they result from an event of a similar nature.

“Adjusted Net Income” represents net income before: (i) certain stock option-based and other equity-based compensation expenses, (ii) transaction costs, fees, losses, and expenses, including fees associated with debt prepayments, (iii) adjustments related to the amortization of intangible assets, (iv) amortization or write-off of debt issuance costs and write-off of original issue discount and (v) any extraordinary, unusual or non-recurring items, in each case net of the tax effect calculated using an assumed effective tax rate. Booz Allen prepares Adjusted Net Income to eliminate the impact of items, net of tax, it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary or non-recurring nature or because they result from an event of a similar nature.

“Adjusted Diluted EPS” represents diluted EPS calculated using Adjusted Net Income as opposed to Net Income.

“Free Cash Flow” represents the net cash generated from operating activities less the impact of purchases of property and equipment.

Booz Allen utilizes and discusses in this release Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS because management uses these measures for business planning purposes. Management views Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS as measures of the core operating business, which exclude the impact of the items detailed in the supplemental exhibits, as these items are generally not operational in nature. These supplemental performance measures also provide another basis for comparing period to period results by excluding potential differences caused by non-operational and unusual or non-recurring items. Booz Allen also utilizes and discusses Free Cash Flow in this release because management uses this measure for business planning purposes, measuring the cash generating ability of the operating business and measuring liquidity generally. Booz Allen presents these supplemental measures because it believes that these measures provide investors and securities analysts with important supplemental information with which to evaluate Booz Allen’s performance, long term earnings potential, or liquidity, as applicable, and to enable them to assess Booz Allen’s performance on the same basis as management. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures by other companies in Booz Allen’s industry. Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS, and Free Cash Flow are not recognized measurements under GAAP and when analyzing Booz Allen’s performance or liquidity, as applicable, investors should (i) evaluate each adjustment in our reconciliation of Operating and Net Income to Adjusted Operating Income, Adjusted EBITDA and Adjusted Net Income, and cash flows to Free Cash Flows and the explanatory footnotes regarding those adjustments, (ii) use Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS in addition to, and not as an alternative to Operating Income, Net Income or Diluted EPS as a measure of operating results, each as defined under GAAP, and (iii) use Free Cash Flows, in addition to, and not as an alternative to, Net Cash Provided by Operating Activities as a measure of liquidity, each as defined under GAAP. Exhibit 6 includes a reconciliation of Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS, and Free Cash Flow to the most directly comparable financial measure calculated and presented in accordance with GAAP.

No reconciliation of the forecasted range for Adjusted Diluted EPS to Diluted EPS for fiscal 2012 is included in this release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts and we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

Forward Looking Statements

Certain statements contained in this press release and in related comments by our management include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include information concerning Booz Allen’s preliminary financial results, financial outlook and guidance, including forecasted revenue, Diluted EPS, and Adjusted Diluted EPS, as well as any other statement that does not directly relate to any historical or current fact. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “forecasts,” “expects,” “intends,” “plans,” “anticipates,” “projects,” “outlook,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “preliminary,” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct.

These forward-looking statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

These risks and other factors include: cost cutting and efficiency initiatives and other efforts to reduce U.S. government spending, which could reduce or delay funding for orders for services especially in the current political environment; delayed funding of our contracts due to delays in the completion of the U.S. government’s budgeting process and the use of continuing resolutions by the U.S. government to fund its operations or related changes in the pattern or timing of government funding and spending; any issue that compromises our relationships with the U.S. government or damages our professional reputation; changes in U.S. government spending and mission priorities that shift expenditures away from agencies or programs that we support; the size of our addressable markets and the amount of U.S. government spending on private contractors; failure to comply with numerous laws and regulations; our ability to compete effectively in the competitive bidding process and delays caused by competitors’ protests of major contract awards received by us; the loss of General Services Administration Multiple Award Schedule Contracts, or GSA schedules, or our position as prime contractor on Government-wide acquisition contract vehicles; changes in the mix of our contracts and our ability to accurately estimate or otherwise recover expenses, time and resources for our contracts; our ability to generate revenue under certain of our contracts; our ability to realize the full value of our backlog and the timing of our receipt of revenue under contracts included in backlog; changes in estimates used in recognizing revenue; any inability to attract, train or retain employees with the requisite skills, experience and security clearances; an inability to hire, assimilate and deploy enough employees to serve our clients under existing contracts; an inability to effectively and timely utilize our employees and professionals; failure by us or our employees to obtain and maintain necessary security clearances; the loss of members of senior management or failure to develop new leaders; misconduct or other improper activities from our employees or subcontractors; increased competition from other companies in our industry; failure to maintain strong relationships with other contractors; inherent uncertainties and potential adverse developments in legal proceedings, including litigation, audits, reviews and investigations, which may result in materially adverse judgments, settlements or other unfavorable outcomes; internal system or service failures and security breaches, including, but not limited to, those resulting from external cyber attacks on our network and internal systems; risks related to our indebtedness and credit facilities which contain financial and operating covenants; the adoption by the U.S. government of new laws, rules and regulations, such as those relating to organizational conflicts of interest issues; an inability to utilize existing or future tax benefits, including those related to our Net Operating Losses and stock-based compensation expense, for any reason, including a change in law; and variable purchasing patterns under U.S. government GSA schedules, blanket purchase agreements and Indefinite Delivery/Indefinite Quantity contracts. Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10K, filed with the SEC on June 8, 2011.

All forward-looking statements attributable to the company or persons acting on the company’s behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made and, except as required by law, the company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibits:

Exhibit 1:	Condensed Consolidated Statements of Operations
Exhibit 2:	Condensed Consolidated Statements of Comprehensive Income
Exhibit 3:	Condensed Consolidated Balance Sheets
Exhibit 4:	Condensed Consolidated Statements of Cash Flows
Exhibit 5:	Basic and Diluted Earnings Per Share Calculations
Exhibit 6:	Non-GAAP Financial Information
Exhibit 7:	Operating Data

Exhibit 1

Booz Allen Hamilton Holding Corporation

Condensed Consolidated Statements of Operations

	Three Months Ended September 30,		Six Months Ended September 30,
(Amounts in thousands, except per share data)	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Revenue	$1,429,044	$1,367,214	$2,875,880	$2,709,143
Operating costs and expenses:
Cost of revenue	715,642	698,563	1,442,473	1,375,658
Billable expenses	380,911	359,243	773,101	715,529
General and administrative expenses	220,290	217,911	432,125	418,330
Depreciation and amortization	18,536	19,588	36,394	38,972

Total operating costs and expenses	1,335,379	1,295,305	2,684,093	2,548,489

Operating income	93,665	71,909	191,787	160,654
Interest expense	(12,194)	(38,830)	(24,488)	(79,183)
Other, net	4,051	(6,803)	3,609	(7,110)

Income before income taxes	85,522	26,276	170,908	74,361
Income tax expense	10,190	11,459	44,440	31,375

Net income	$75,332	$14,817	$126,468	$42,986

Earnings per common share:
Basic	$0.58	$0.14	$0.98	$0.40

Diluted	$0.53	$0.12	$0.90	$0.35

Exhibit 2

Booz Allen Hamilton Holding Corporation

Condensed Consolidated Statements of Comprehensive Income

	Three Months Ended September 30,		Six Months Ended September 30,
(Amounts in thousands)	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Net income	$75,332	$14,817	$126,468	$42,986
Actuarial gain related to employee benefits, net of taxes	108	82	215	164

Comprehensive income	$75,440	$14,899	$126,683	$43,150

Exhibit 3

Booz Allen Hamilton Holding Corporation

Condensed Consolidated Balance Sheets

	September 30,	March 31,
(Amounts in thousands, except share and per share data)	2011	2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$356,220	$192,631
Accounts receivable, net of allowance	1,031,545	1,111,004
Prepaid expenses and other current assets	83,645	62,014

Total current assets	1,471,410	1,365,649
Property and equipment (less accumulated depreciation of $165.0 million and $138.1 million at September 30, 2011 and March 31, 2011, respectively)	188,789	173,430
Intangible assets, net	232,016	240,238
Goodwill	1,177,031	1,163,549
Other long-term assets	66,923	81,157

Total assets	$3,136,169	$3,024,023

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$36,250	$30,000
Accounts payable and other accrued expenses	425,972	406,310
Accrued compensation and benefits	343,961	396,996
Other current liabilities	25,427	32,829

Total current liabilities	831,610	866,135
Long-term debt, net of current portion	943,628	964,328
Income tax reserve	66,255	90,474
Other long-term liabilities	223,898	195,836

Total liabilities	2,065,391	2,116,773
Stockholders’ equity:
Common stock, Class A — $0.01 par value — authorized, 600,000,000 shares; issued, 127,807,003 shares at September 30, 2011 and 122,784,835 shares at March 31, 2011; outstanding, 127,473,228 shares at September 30, 2011 and 122,784,835 shares at March 31, 2011	1,278	1,227
Non-voting common stock, Class B — $0.01 par value — authorized, 16,000,000 shares; issued and outstanding, 2,801,180 shares at September 30, 2011 and 3,053,130 shares at March 31, 2011	28	31
Restricted common stock, Class C — $0.01 par value — authorized, 5,000,000 shares; issued and outstanding, 1,706,670 shares at September 30, 2011 and 2,028,270 shares at March 31, 2011	17	20
Special voting common stock, Class E — $0.003 par value — authorized, 25,000,000 shares; issued and outstanding, 10,140,067 shares at September 30, 2011 and 12,348,860 shares at March 31, 2011	30	37
Treasury stock, at cost — 333,775 shares at September 30, 2011 and 0 shares at March 31, 2011	(5,377)	—
Additional paid-in capital	882,242	840,058
Retained earnings	197,798	71,330
Accumulated other comprehensive loss	(5,238)	(5,453)

Total stockholders’ equity	1,070,778	907,250

Total liabilities and stockholders’ equity	$3,136,169	$3,024,023

Exhibit 4

Booz Allen Hamilton Holding Corporation

Condensed Consolidated Statements of Cash Flows

	Six Months Ended September 30,
(Amounts in thousands)	2011	2010
	(Unaudited)
Cash flow from operating activities
Net income	$126,468	$42,986
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of state and local transportation business	(4,082)	—
Transaction costs on sale of state and local transportation business	(5,432)	—
Depreciation and amortization	36,394	38,972
Amortization of debt issuance costs	2,400	7,186
Amortization of original issuance discount on debt	550	2,224
Excess tax benefits from the exercise of stock options	(15,960)	(15,779)
Stock-based compensation expense	18,448	27,295
Loss on disposition of property and equipment	10	—
Changes in assets and liabilities:
Accounts receivable, net	71,045	45,769
Prepaid expenses and other current assets	(6,674)	(20,874)
Other long-term assets	11,847	19,939
Accrued compensation and benefits	(49,198)	(25,565)
Accounts payable and other accrued expenses	21,135	11,398
Accrued interest	4,694	4,146
Income tax reserve	(24,219)	680
Other current liabilities	(6,412)	(629)
Other long-term liabilities	(3,897)	33,137

Net cash provided by operating activities	177,117	170,885
Cash flow from investing activities
Purchases of property and equipment	(43,640)	(38,957)
Escrow payments	—	1,384
Proceeds from sale of state and local transportation business	23,332	—

Net cash used in investing activities	(20,308)	(37,573)
Cash flow from financing activities
Net proceeds from issuance of common stock	4,695	1,002
Repayment of debt	(15,000)	(95,925)
Excess tax benefits from the exercise of stock options	15,960	15,779
Stock option exercises	6,502	4,523
Repurchases of common stock	(5,377)	—

Net cash provided by (used in) financing activities	6,780	(74,621)
Net increase in cash and cash equivalents	163,589	58,691
Cash and cash equivalents — beginning of period	192,631	307,835

Cash and cash equivalents — end of period	$356,220	$366,526

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$17,085	$69,639

Income taxes, net	$50,072	$2,717

Exhibit 5

Booz Allen Hamilton Holding Corporation

Basic and Diluted Earnings Per Share Calculations

	Three Months Ended September 30,		Six Months Ended September 30,
(Amounts in thousands, except share and per share data)	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Earnings for basic and diluted computations	$75,332	$14,817	$126,468	$42,986
Adjusted earnings for basic and diluted computations	$50,610	$30,147	$108,591	$71,808
Total weighted-average common shares outstanding for basic computations	130,456,979	109,411,287	129,226,001	108,432,351
Average number of common shares outstanding for diluted computations	141,259,964	122,509,408	140,600,986	121,737,842
Earnings per common share
Basic	$0.58	$0.14	$0.98	$0.40

Diluted	$0.53	$0.12	$0.90	$0.35

Adjusted earnings per common share
Basic	$0.39	$0.28	$0.84	$0.66

Diluted	$0.36	$0.25	$0.77	$0.59

Exhibit 6

Booz Allen Hamilton Holding Corporation

Non-GAAP Financial Information

	Three Months Ended September 30,		Six Months Ended September 30,
(Amounts in thousands, except share and per share data)	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Adjusted Operating Income
Operating Income	$93,665	$71,909	$191,787	$160,654
Certain stock-based compensation expense (a)	2,274	9,771	9,171	23,115
Amortization of intangible assets (b)	4,091	7,161	8,182	14,319
Transaction expenses (c)	—	63	—	135

Adjusted Operating Income	$100,030	$88,904	$209,140	$198,223

EBITDA & Adjusted EBITDA
Net income	$75,332	$14,817	$126,468	$42,986
Income tax expense	10,190	11,459	44,440	31,375
Interest and other, net	8,143	45,633	20,879	86,293
Depreciation and amortization	18,536	19,588	36,394	38,972

EBITDA	112,201	91,497	228,181	199,626
Certain stock-based compensation expense (a)	2,274	9,771	9,171	23,115
Transaction expenses (c)	—	63	—	135

Adjusted EBITDA	$114,475	$101,331	$237,352	$222,876

Adjusted Net Income
Net income	$75,332	$14,817	$126,468	$42,986
Certain stock-based compensation expense (a)	2,274	9,771	9,171	23,115
Transaction expenses (c)	—	2,613	—	2,685
Amortization of intangible assets (b)	4,091	7,161	8,182	14,319
Amortization or write-off of debt issuance costs and write-off of original issue discount	1,206	6,005	2,400	7,918
Net gain on sale of state and local transportation business (d)	(5,681)	—	(5,681)	—
Release of income tax reserves (e)	(23,584)	—	(24,048)	—
Adjustments for tax effect (f)	(3,028)	(10,220)	(7,901)	(19,215)

Adjusted Net Income	$50,610	$30,147	$108,591	$71,808

Adjusted Diluted Earnings Per Share
Weighted-average number of diluted shares outstanding	141,259,964	122,509,408	140,600,986	121,737,842

Adjusted Net Income Per Diluted Share	$0.36	$0.25	$0.77	$0.59

Free Cash Flow
Net cash provided by operating activities	$123,273	$160,874	$177,117	$170,885
Less: Purchases of property and equipment	(26,039)	(22,744)	(43,640)	(38,957)

Free Cash Flow	$97,234	$138,130	$133,477	$131,928

(a)	Reflects stock-based compensation expense for options for Class A Common Stock and restricted shares, in each case, issued in connection with the acquisition described in our Annual Report under the Officers’ Rollover Stock Plan that was established in connection with the acquisition. Also reflects stock-based compensation expense for Equity Incentive Plan Class A Common Stock options issued in connection with the acquisition under the Equity Incentive Plan that was established in connection with the acquisition of our Company by The Carlyle Group described in our Annual Report, which we refer to in this Quarterly Report as the acquisition.
(b)	Reflects amortization of intangible assets resulting from the acquisition described in our Annual Report.
(c)	Three and six months ended September 30, 2010 reflects certain external administrative and other expenses incurred in connection with the initial public offering.
(d)	Three and six months ended September 30, 2011 reflects the gain on sale of our state and local transportation business, net of the associated tax benefit of $1.6 million.
(e)	Three and six months ended September 30, 2011 reflects the release of income tax reserves, net of taxes.
(f)	Reflects tax effect of adjustments at an assumed marginal tax rate of 40%.

Exhibit 7

Booz Allen Hamilton Holding Corporation

Operating Data

	As of September 30,
(Amounts in millions)	2011	2010
Backlog
Funded	$3,438	$3,123
Unfunded (1)	3,349	2,848
Priced Options (2)	6,068	5,076

Total Backlog	$12,855	$11,047

(1)	Incorporates a reduction, estimated by management, to the revenue value of orders for services under two existing single award ID/IQ contracts, based on an established pattern of funding under these contracts by the U.S. government.
(2)	Amounts shown reflect 100% of the undiscounted revenue value of all priced options.

	As of September 30,
	2011	2010
Headcount
Total Headcount	25,804	25,075
Consulting Staff Headcount	23,278	22,769

	Three Months Ended September 30,		Six Months Ended September 30,
	2011	2010	2011	2010
Percentage of Total Revenue by Contract Type
Cost-Reimbursable (3)	54%	51%	54%	51%
Time-and-Materials	31%	36%	31%	36%
Fixed-Price (4)	15%	13%	15%	13%

(3)	Includes both cost-plus-fixed-fee and cost-plus-award fee contracts.
(4)	Includes fixed-price level of effort contracts.

	Three Months Ended September 30, 2011	Three Months Ended March 31, 2011
Days Sales Outstanding *	68	68

*	Calculated as total accounts receivable divided by revenue per day during the relevant fiscal quarter.